Exhibit 10.1

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between Embedded Technologies, LLC, a Delaware limited liability company, with an office at c/o InfoLogix, Inc., 101 E. County Line Road, Suite 210, Hatboro, PA 19040 (“Seller”) and Intellectual Ventures Fund 68 LLC, a Nevada limited liability company, with an address at 7251 W Mead Blvd, Ste. 300, Las Vegas, NV 89128 (“Purchaser”).  The parties hereby agree as follows:

1.             BACKGROUND

1.1          Seller is owner of record of US Patent 6,121,960 and South Korea Patent KR 10-0627378, entitled “Touch Screen Systems and Methods, and Seller owns lapsed US provisional patent applications, and lapsed or abandoned foreign patent applications, that correspond to said US and South Korean Patents.

1.2          Seller obtained ownership of the US and South Korean Patents and the lapsed and abandoned applications by conveyances from VIA, Inc. of Burnsville, Minnesota, who was formerly the owner, and from Community National Bank, who held a security interest in the properties of VIA, Inc., as a part of a court approved plan by which VIA, Inc. emerged from bankruptcy in 2004.

1.3          Seller has disclosed Seller’s due diligence files and documentation on the patents and applications and documentation on the bankruptcy of VIA, Inc. to Purchaser, insofar as documentation is available to Seller, including documentation of Pre-bankruptcy Agreements (defined below) entered by VIA, Inc. or its predecessors.

1.4          Seller wishes to sell to Purchaser all its right, title, and interest in such patents and applications and the causes of action to sue for infringement thereof and other enforcement rights.

1.5          Purchaser wishes to purchase from Seller all right, title, and interest in the Assigned Patent Rights (defined below), free and clear of any restrictions, liens, claims, and encumbrances, other than the Pre-Bankruptcy Agreements (as defined below).

2.             DEFINITIONS

“Abandoned Assets” means those specific provisional patent applications, patent applications, patents and other governmental grants or issuances listed on Exhibit C (as such list may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Assigned Patent Rights” means the Patents and the additional rights set forth in paragraph 4.2.

“Assignment Agreements” means the agreements assigning ownership of the Assigned Patent Rights and the Abandoned Assets from the inventors and/or prior owners to Seller.

“Common Interest Agreement” means an agreement, in the form set forth on Exhibit E, setting forth the terms under which Seller and Purchaser will protect certain information relating to the Patents under the common interest privilege.

“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, without limitation, the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and information relating to deadlines, payments, and filings, which list or other means of tracking information is current as of the Effective Date.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Executed Assignments” means both the executed and witnessed Assignment of Patent Rights in Exhibit B, the executed Assignment of Rights in Certain Assets in Exhibit C, each as signed by a duly authorized representative of Seller, and the additional documents Seller may be required to execute and deliver under paragraph 5.3.

“Live Assets” means US Patent 6,121,960 and South Korea Patent KR10-0627378, and any of the provisional patent applications and US or foreign patent applications listed on Exhibits A and/or B (as such lists may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Patents” means, excluding the Abandoned Assets, all

(a) Live Assets;

(b) patents or patent applications

(i)            to which any of the Live Assets directly or indirectly claims priority,

(ii)           for which any of the Live Assets directly or indirectly forms a basis for priority, and/or

(iii)          that were co-owned applications that incorporate by reference, or are incorporated by reference into the Live Assets for the purpose of claiming priority under 35 U.S.C. §119(e);

(c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b);

(d) foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (e) any items in any of the foregoing categories (b) through (d) whether or not expressly listed as Live Assets and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Pre-bankruptcy Agreements” means the agreements listed in Exhibit F.

“Primary Warranties” means, collectively, the representations and warranties of Seller set forth in paragraphs 6.1, 6.2, 6.3, 6.4, and 6.5 hereof.

“Prosecution History Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

“Transmitted Copy” has the meaning set forth in paragraph 8.12.

3.             TRANSMITTAL, REVIEW, CLOSING CONDITIONS AND PAYMENT

3.1          Transmittal.  Within twenty (20) calendar days following the later of the Effective Date or the date Purchaser receives a Transmitted Copy of this Agreement executed by Seller, Seller will send to Purchaser, or its legal counsel, the items identified on Exhibit D (the “Initial Deliverables”).  Seller acknowledges and agrees that Purchaser may request, and Seller will promptly deliver to Purchaser or its legal counsel, as directed by Purchaser, such additional documents as are reasonably available to Seller and are requested by Purchaser, based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the “Deliverables”), and that as a result of Purchaser’s review, the lists of Live Assets on Exhibits A and B and the list of Abandoned Assets on Exhibit C, may be revised by Purchaser, with mutual agreement of Seller (evidenced by one or more Executed Assignments), both before and after the Closing to conform these lists to the definition of Patents (and these revisions may therefore require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibit A and B or Exhibit C).  To the extent any of the Live Assets are removed for any reason, the payment in paragraph 3.4 may be reduced by mutual agreement of the parties.  If originals of the Deliverables are not delivered to Purchaser prior to Closing, Seller will cause (i) such originals of the Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such originals are located or after such originals become available to Seller, and (ii) Seller will deliver to Purchaser a declaration, executed under penalty of perjury, detailing Seller’s efforts to locate such unavailable original documents and details regarding how delivered copies were obtained.

3.2          Closing.  The closing of the sale of the Assigned Patent Rights and the assignment of the Abandoned Assets hereunder will occur when all conditions set forth in paragraph 3.3 have been satisfied or waived and the payment set forth in paragraph 3.4 is made (the “Closing”).  Purchaser and Seller will use reasonable efforts to carry out the Closing within thirty (30) calendar days following the later of the Effective Date or the date on which the last of the Deliverables was received by Purchaser.

3.3          Closing Conditions.  The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 3.4.

(a)           Signature by Seller.  Seller timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Purchaser’s representatives by not later than June 10, 2010 at 5:00 p.m., Pacific Time and promptly delivered two (2) executed originals of this Agreement to Purchaser’s representatives.

(b)           Transmittal of Documents.  Seller delivered to Purchaser all the Deliverables.

(c)           Compliance With Agreement.  Seller performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(d)           Representations and Warranties True.  Purchaser is satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Seller contained in Section 6 are true and correct.

(e)           Patents Not Abandoned.  Purchaser is satisfied that, as of the Effective Date and as of the Closing, none of the assets that are included in the Patents have expired, lapsed, been abandoned, or deemed withdrawn.

(f)            Delivery of Executed Assignments.  Seller caused the Executed Assignments to be delivered to Purchaser’s representatives.

(g)           Release of Security Interest.  Any interest that Hercules, Inc. (and any successors thereto or affiliates thereof) has or may have had in the Assigned Patent Rights (collectively, the “Hercules Security Interest”) has been fully and finally released pursuant to the form set forth in Exhibit G, and Seller shall have (i) caused a fully executed copy of any such release to be delivered to Purchaser’s representatives, (ii) filed such release in any applicable jurisdictions, and (iii) caused satisfactory evidence of such filing to be delivered to Purchaser’s representatives.

3.4          Payment.  At Closing, Purchaser will pay to Seller the amount of Two Million Two Hundred Thousand U.S. Dollars (US $2,200,000) by wire transfer.  Prior to Closing, Seller will furnish Purchaser with all necessary information to make a wire transfer to a designated bank account of Seller.  Purchaser may record the Executed Assignments with the applicable patent offices only on or after Closing.

3.5          Termination and Survival.  In the event all conditions to Closing set forth in paragraph 3.3 are not met within ninety (90) days following the Effective Date, Purchaser will have the right to terminate this Agreement by written notice to Seller.  Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller.  The provisions of Section 8 will survive any termination.

4.             TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

4.1          Assignment of Patents.  Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to the Assigned Patent Rights.  Seller understands and acknowledges that, if any rights in the Patents are assigned or licensed to Seller’s affiliates or subsidiaries, Seller may be required prior to or concurrently with the Closing to perform certain actions to establish that Seller is the assignee of all rights or licenses in the Assigned Patent Rights of said affiliates or subsidiaries, by recording appropriate assignments or presenting recordable assignments to that effect at the time of Closing.  On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Patent Rights in the form set forth in Exhibit B (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.2          Assignment of Additional Rights.  Upon the Closing, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all

(a)           inventions, invention disclosures, and discoveries described in any of the Patents or Abandoned Assets that (i) are encompassed by any claim in the Patents or Abandoned Assets, and/or (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Patents or Abandoned Assets;

(b)           rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type corresponding to any of the Patents and the inventions, invention disclosures, and discoveries therein;

(c)           causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in subparagraph 4.2(b), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and

(d)           rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing, but excluding any royalties paid under the Pre-Bankruptcy Agreements prior to the Effective Date.

4.3          Assignment of Rights in Certain Assets.  Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all of Seller’s right, title, and interest in and to the Abandoned Assets.  On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Certain Rights in the form set forth in Exhibit C (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.4          License Back to Seller under Patents.  Upon the Closing, Purchaser hereby grants to Seller and to Seller’s parent company, InfoLogix, Inc. (“Parent”), under the Patents, and for the lives thereof, a royalty-free, non-exclusive, non-sublicensable, non-transferable right and license (“Seller License”) to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any Seller products covered by the Patents (“Covered Products”).  The Seller License shall apply to the production and subsequent distribution of Covered Products under Seller’s or Parent’s trademarks and brands and in substantially similar form as they are distributed by the Seller or Parent, by their authorized agents such as a distributor, replicator, VAR or OEM.  The Seller License shall not cover foundry or contract manufacturing activities that Seller may undertake on behalf of any person that is not Seller or Parent.  As a result, Covered Products shall exclude any products or services manufactured, produced or provided by Seller or Parent on behalf of any person that is not Seller or Parent (a) from designs received in substantially completed form from a source other than Seller or Parent and (b) for resale to such person that is not Seller or Parent (or to customers of, or as directed by, any person that is not either Seller or Parent) on essentially an exclusive basis. The Seller License is nontransferable (by operation of law or otherwise), and any attempted transfer will be void.

4.5          Pre-Bankruptcy Agreements.  Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that the Patents are subject to the licenses granted pursuant to the Pre-bankruptcy Agreements.

5.             ADDITIONAL OBLIGATIONS

5.1          Further Cooperation.

(a)           At the reasonable request of Purchaser after Closing, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective predecessors or inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.

(b)           To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files and that is retained after Closing under Seller’s or Seller’s representatives’ normal document retention policy, Seller will ensure that, if any such portion of the Prosecution History File remains under Seller’s possession or control after Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File.  In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

(c)           Seller will cooperate with Purchaser, at the reasonable request of Purchaser after Closing, in efforts by Purchaser to obtain from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, enforcement or other actions and proceedings with respect to the claims under the Patents.  Purchaser shall compensate Seller for any reasonable, documented disbursements and time incurred after Closing in connection with providing assistance under this subparagraph 5.1(c) in connection with any enforcement or other infringement action regarding the Patents, under a standard billable hour rate of Seller; provided that Seller shall have furnished Purchaser an advance, written estimate of the fees and costs for such assistance and Purchaser shall have agreed in writing to pay such fees and costs. Seller represents that (i) the inventors have never been employees of Seller, and are not contractually obligated to Seller and (ii) Seller has no knowledge about the willingness or unwillingness of the inventors to cooperate following bankruptcy of VIA, Inc. or otherwise.

5.2          Payment of Fees.  Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents until the Closing.  For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing. Seller hereby gives Purchaser a limited power-of-attorney to (a) execute documents in the name of Seller after Closing but only insofar as necessary to effectuate the recordation of the transfers of any portion of the Patents in any governmental filing office in the world and (b) to pay or to engage legal counsel to pay maintenance fees and annuities in the name of Seller prior to Closing if Seller should fail or decline to pay such fees and annuities prior to Closing.

5.3          Foreign Assignments.  To the extent the Patents include non-United States patents and patent applications, Seller will deliver to Purchaser’s representatives at Closing executed assignments in Seller’s possession.  Seller agrees after Closing to execute and deliver to Purchaser further assignment documents that Purchaser may provide in a form that may be required in the non-US jurisdiction to perfect the assignment to Purchaser of the non-U.S. patents and patent applications.

6.             REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

6.1          Authority.  Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.  Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

6.2          Title and Contest.  Seller owns all right, title, and interest to the Assigned Patent Rights, including the right to sue for infringement of the Patents.  Seller has produced true and correct copies of the records of the respective patent office or governmental agency in each relevant jurisdiction showing applicant and owner identifications, assignments or changes of applicant identification, grants and releases of security interests, and related documentation establishing the complete and correct chain of title for each of the Live Assets ending with Seller in accordance with governing law and regulations in the relevant jurisdictions. As of the Closing, Seller has obtained and properly recorded previously executed assignments for the Patents (excluding the Abandoned Assets) as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction.  As of the Effective Date, the Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions, other than the Hercules Security Interest and the Pre-Bankruptcy Agreements. As of the Closing, the Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions other than the Pre-Bankruptcy Agreements.  There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights.  There are no currently existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

6.3          Existing Licenses and Obligations. There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions.  Except as may be set forth in the Pre-bankruptcy Agreements documented in Exhibit F, no licenses under the Patents have been granted or retained by Seller, any prior owners, or inventors.  To Seller’s knowledge following reasonable due diligence and investigation, no licensee exercised an option under Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. §365(n) during the bankruptcy of VIA, Inc., including those licensees or potential licensees or their successors as mentioned in the Pre-bankruptcy Agreements documented in Exhibit F.  After Closing, except for the Seller License granted herein or as may be set forth in the Pre-bankruptcy Agreements documented in Exhibit F, none of Seller, any prior owner, or any inventor retain any rights or interest in the Assigned Patent Rights. None of the Pre-bankruptcy Agreements contains an exclusive grant or right and, except as expressly noted on Exhibit F, each such license is nontransferable and nonsublicensable.  True and correct copies of each of the Pre-bankruptcy Agreements have been provided to Purchaser.

6.4          Restrictions on Rights.  To Seller’s knowledge following reasonable due diligence and investigation, and except as may be set forth in the Pre-bankruptcy Agreements documented in Exhibit F, Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights or the Abandoned Assets as a result of any prior transaction related to the Assigned Patent Rights or the Abandoned Assets.

6.5          Validity and Enforceability.  To Seller’s knowledge following reasonable due diligence and investigation, none of the Patents or the Abandoned Assets (other than Abandoned Assets for which abandonment resulted from unpaid fees and/or annuities, or failure to request examination or otherwise to prosecute or maintain) has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable.  If any of the Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction.  To Seller’s knowledge following reasonable due diligence and investigation, to the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any of the Patents to an entity that was not a “small entity.”

6.6          Conduct.  To Seller’s knowledge following reasonable due diligence and investigation, none of Seller, a prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting the Patents to a standard-setting organization.

6.7          Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets.  Except for communications in connection with sale of the Patents and the Abandoned Assets, true and correct copies of which communications have been provided to Purchaser, Seller has not invited any third party to enter into a license under any of the Patents or the Abandoned Assets.  Seller has not initiated any enforcement action with respect to any of the Patents or the Abandoned Assets.

6.8          Patent Office Proceedings.  None of the Patents or the Abandoned Assets has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.9          Fees.  To Seller’s knowledge following reasonable due diligence and investigation, all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid.  For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable as of the Closing (e.g., the fee payment window is then open) even if the surcharge date or final deadline for payment of such fee would be in the future.

6.10        Abandoned Assets.  To Seller’s knowledge following reasonable due diligence and investigation, according to each applicable patent office, each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

7.             REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

7.1          Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2          Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

8.             MISCELLANEOUS

8.1          Limitation of Liability.  THE TOTAL LIABILITY OF EITHER PURCHASER OR SELLER UNDER THIS AGREEMENT FOR ANY REASON SHALL NOT EXCEED ONE AND ONE HALF (1.5) TIMES THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2          Limitation on Consequential Damages.  EXCEPT IN THE EVENT OF SELLER’S OR PURCHASER’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3          Compliance With Laws.  Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.4          Confidentiality of Terms.  The parties hereto will keep the terms of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; (e) by Purchaser, to potential purchasers or licensees of the Assigned Patent Rights or the Abandoned Assets; (f)  in order to perfect Purchaser’s interest in the Assigned Patent Rights or the Abandoned Assets with any governmental patent office (including, without limitation, recording the Executed Assignments in any governmental patent office); or (g) to enforce Purchaser’s right, title, and interest in and to the Assigned Patent Rights or the Abandoned Assets; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with reasonable prior written notice of such disclosure.  Without limiting the foregoing, Seller will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

8.5          Governing Law; Venue/Jurisdiction.  This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Delaware, without reference to its choice of law principles to the contrary.  Neither party will commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware.  Purchaser and Seller irrevocably consent to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

8.6          Notices.  All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and Seller and to this Agreement and will be delivered to the address set forth below by (i) personal delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service, or (iii) facsimile:

If to Purchaser	If to Seller
Intellectual Ventures Fund 68 LLC	Embedded Technologies, LLC
7251 W Mead Blvd	c/o InfoLogix, Inc.
Ste 300	101 E. County Line Road, Suite 210
Las Vegas, NV 89128	Hatboro, PA 19040

Attn:
Attn: Managing Director	Facsimile:
Facsimile:

Notices are deemed given on (a) the date of receipt if actually received or shown to have been successfully transmitted (b) if delivery is by personal delivery or by express courier and is refused, the date of refusal.  Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified.  Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

8.7          Relationship of Parties.  The parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties.  Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.8          Equitable Relief.  Seller acknowledges and agrees that damages alone would be insufficient to compensate Purchaser for a breach by Seller of this Agreement and that irreparable harm would result from a breach of this Agreement.  Seller hereby consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

8.9          Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.10        Waiver.  Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.11        Miscellaneous.  This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  This parties acknowledge that the intent of the parties is that the Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.  No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement.  No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties.  The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.  The following exhibits are attached hereto and incorporated herein:  Exhibit A (entitled “Patents to be Assigned”); Exhibit B (entitled “Assignment of Patent Rights”); Exhibit C (entitled “Assignment of Rights in Certain Assets”); Exhibit D (entitled “List of Initial Deliverables”); Exhibit E (entitled “Common Interest Agreement”); Exhibit F (entitled “Pre-bankruptcy Agreements”); and Exhibit G (entitled “Release of Security Interest”).

8.12        Counterparts; Electronic Signature; Delivery Mechanics.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature.  Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.  “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

8.13        Publicity and SEC Reporting.  Seller may divulge the terms of this Agreement or identity of the parties hereto as reasonably necessary in the judgment of Seller’s legal counsel to comply with public disclosure duties of public companies, provided that such disclosure will be limited to the specific information that is required by law to be disclosed, and in no event will Seller file with the Securities and Exchange Commission (“SEC”) or otherwise disclose any of the following information: (1) any identifying information regarding Purchaser or its affiliates, other than Purchaser’s name (but excluding such information required to be disclosed by the SEC under any laws or regulations enacted or adopted after the Effective Date); (2) any identifying information regarding the Patents, including without limitation patent numbers and patent application numbers (but excluding such information required to be disclosed by the SEC under any laws or regulations enacted or adopted after the Effective Date); or (3) any of the exhibits to this Agreement (but excluding such information required to be disclosed by the SEC under any laws or regulations enacted or adopted after the Effective Date).  In the event that Seller discloses any identifying information regarding Purchaser or its affiliates that is required to be disclosed by the SEC under any laws or regulations enacted or adopted after the Effective Date, Seller will use commercially reasonable efforts to obtain from the SEC confidential treatment of such information.

In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

EMBEDDED TECHNOLOGIES, LLC		NAME OF PURCHASER LLC

By:	/s/ Eric N. Rubino	By:	/s/ Joe Kesiqura

Name: Eric N. Rubino		Name: Joe Kesiqura

Title: Chief Operating Officer		Title: Authorized Person

Effective Date: June 3, 2010

Exhibit A

PATENTS TO BE ASSIGNED

Patent or Application No.	Country	Filing Date	Title of Patent and First Named Inventor
6,121,960 (on application no. 08/919,527)	US	08/28/1997	Touch screen systems and methods David W. Carroll
10-0627378 (on application no. KR10-1999-7001648)	KR	02/27/1999	Touch screen systems and methods David W. Carroll

Exhibit B

ASSIGNMENT OF PATENT RIGHTS

For good and valuable consideration, the receipt of which is hereby acknowledged, Embedded Technologies, LLC, a Delaware limited liability company, with an office at c/o InfoLogix, Inc., 101 E. County Line Road, Suite 210, Hatboro, PA 19040 (“Assignor”), does hereby sell, assign, transfer, and convey unto Intellectual Venture Fund 68 LLC, a Nevada limited liability company, having an address at 7251 W Mead Blvd Ste 300 Las Vegas, NV 89128 (“Assignee”), or its designees, all right, title, and interest that exist today and may exist in the future in and to any and all of the following (collectively, the “Patent Rights”):

(a)           the provisional patent applications, patent applications and patents listed in the table below (the “Patents”);

Patent or Application No.	Country	Filing Date	Title of Patent and First Named Inventor
6,121,960	US	08/28/1997	Touch screen systems and methods David W. Carroll
10-0627378	KR	02/27/1999	Touch screen systems and methods David W. Carroll

(b)           all patents and patent applications (i) to which any of the Patents directly or indirectly claims priority, (ii) for which any of the Patents directly or indirectly forms a basis for priority, or (iii) that were co-owned applications that for the purpose of claiming priority under 35 U.S.C. §119(e) incorporate by reference, or are incorporated by reference into the Patents;

(c)           all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, registrations of any item in any of the foregoing categories (a) and (b);

(d)           all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;

(e)           all items in any of the foregoing in categories (b) through (d), whether or not expressly listed as Patents and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(f)            inventions, invention disclosures, and discoveries described in any of the Patents and/or any item in the foregoing categories (b) through (e) that (i) are encompassed by any claim in the Patents and/or any item in the foregoing categories (b) through (e), and/or (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Patents and/or any item in the foregoing categories (b) through (e);

(g)           all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type corresponding to any item in any of the foregoing categories (a) through (f), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(h)           all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or any item in any of the foregoing categories (b) through (g), including, without limitation, all causes of action and other enforcement rights for

(1)       damages,
(2)       injunctive relief, and
(3)       any other remedies of any kind

for past, current, and future infringement; and

(i)            all rights to collect unpaid royalties and other payments under or on account of any of the Patents and/or any item in any of the foregoing categories (b) through (h), but excluding any royalties paid prior to the date hereof under any pre-existing license agreements disclosed to Assignee by Assignor.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

Assignor will, at the reasonable request of Assignee and without demanding any further consideration therefore, do all things reasonably necessary, proper, or advisable, including without limitation, the execution, acknowledgment, and recordation of specific assignments, oaths, declarations, and other documents on a country-by-country basis, to assist Assignee in obtaining, perfecting, sustaining, and/or enforcing the Patent Rights.

The terms and conditions of this Assignment of Patent Rights will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at                            on                                                                                     .

2

ASSIGNOR:

Embedded Technologies, LLC

By:
Name:
Title:
(Signature MUST be attested)

ATTESTATION OF SIGNATURE PURSUANT TO 28 U.S.C. § 1746

The undersigned witnessed the signature of                                    to the above Assignment of Patent Rights on behalf of Embedded Technologies, LLC and makes the following statements:

1.             I am over the age of 18 and competent to testify as to the facts in this Attestation block if called upon to do so.

2.                                    is personally known to me (or proved to me on the basis of satisfactory evidence) and appeared before me on                        , 20     to execute the above Assignment of Patent Rights on behalf of Embedded Technologies, LLC.

3.                                     subscribed to the above Assignment of Patent Rights on behalf of Embedded Technologies, LLC.

I declare under penalty of perjury under the laws of the United States of America that the statements made in the three (3) numbered paragraphs immediately above are true and correct.

EXECUTED on                                       (date)

Print Name:

3

Exhibit C

ASSIGNMENT OF RIGHTS IN CERTAIN ASSETS

For good and valuable consideration, the receipt of which is hereby acknowledged, Embedded Technologies, LLC, a Delaware limited liability company, with an office at c/o InfoLogix, Inc., 101 E. County Line Road, Suite 210, Hatboro, PA 19040 (“Assignor”), does hereby sell, assign, transfer, and convey unto                          LLC [Name of Purchaser], a                    [State of Formation] limited liability company, having an address at                               [Address of Purchaser] (“Assignee”), or its designees, all of Assignor’s right, title, and interest in and to any and all of the following provisional patent applications, patent applications, patents, and other governmental grants or issuances of any kind (the “Certain Assets”):

Patent or Application No.	Country	Filing Date	Title of Patent and First Named Inventor
10/247,748	US	09/19/2002	Touch screen systems and methods David W Carroll
60/024,780	US	08/28/1996	Screen peripheral device for wearable personal computer David W. Carroll
CA2264167	CA	08/28/1997	Touch screen systems and methods David W. Carroll
EP97941345.7	EP	08/28/1997	Touch screen systems and methods David W. Carroll
JP09-011687	JP	08/28/1997	Touch screen systems and methods David W. Carroll
PCT/US1997/014176	WO	08/28/1997	Touch screen systems and methods David W. Carroll
60/028,028	US	10/09/1996	Input device for wearable personal computer David W. Carroll
60/036,195	US	01/21/1997

On Assignor’s information and belief, each of the assets (patents or applications) listed above is believed to have lapsed or gone abandoned.  Assignor nevertheless assigns to Assignee all Assignor’s rights to the inventions, invention disclosures, and discoveries that may be found in the assets listed above, whether or not capable of revival of prosecution or otherwise being effective or helpful to support a cause of action upon which to sue or otherwise enforce any claims under such assets for past, present or future infringement, together with the rights, if any, to revive prosecution of claims under such assets and to sue or otherwise enforce any claims under such assets for past, present or future infringement.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to make available to Assignee all records regarding the Certain Assets.

The terms and conditions of this Assignment of Rights in Certain Assets will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

DATED this      day of                  20    .

ASSIGNOR:

Embedded Technologies, LLC

By:
Name:
Title:

Exhibit D

LIST OF INITIAL DELIVERABLES

Seller will cause the following to be delivered to Purchaser, or Purchaser’s representative, within the time provided in paragraph 3.1 of the attached Patent Purchase Agreement:

(a)                                  U.S. Patents.  For each item of the Patents that is an issued United States patent, and for each Abandoned Asset that forms the basis for priority for such issued U.S. patent (whether a patent or similar protection has been issued or granted),

(i)                                     a certified copy of United States Patent 6,121,960, and a written explanation, in accordance with paragraph (e) below, of efforts undertaken to discover the location of the original ribbon copy

(ii)                                  originals (or copies in accordance with paragraph (e) below, of all Assignment Agreements and agreement(s) containing assignment terms or obligations in Seller’s possession or control,

(iii)                               all materials representing conception and/or reduction to practice in Seller’s possession or control,

(iv)                              a printout of the Docket,

(v)                                 copies of all relevant license and security agreements in Seller’s possession or control;

(b)                                 Non-U.S. for each Live Asset for which a non-United States patent or similar protection has been issued or granted,

(i)                                     the original certificate issued by the Korean government

(ii)                                  a copy of each pending foreign application in Seller’s possession or control

(iii)                               a printout of the Docket,
(iv)                              originals (or copies in accordance with paragraph (e) below ) of all Assignment Agreements and agreement(s) containing assignment terms or obligations in Seller’s possession or control,
(v)                                 materials evidencing applicant change(s) of name, if any, and
(vi)                              copies of all known relevant license and security agreements in Seller’s possession or control;

(c)                                  Patent Applications.  For each item of the Patents that is a patent application,

(i)                                     a copy of the patent application, as filed, in Seller’s possession or control,

(ii)                                  if unpublished, a copy of the filing receipt and the non-publication request, if available,

(iii)                               originals (or copies in accordance with paragraph (e) below) of all Assignment Agreements and agreement(s) containing assignment terms or obligations in Seller’s possession or control

(iv)                              a printout of the Docket, if any

(v)                                 all materials representing conception and/or reduction to practice in Seller’s possession or control

(vi)                          evidence of foreign filing license (or denial thereof) in Seller’s possession or control,

(vii)                           copies of all relevant license and security agreements in Seller’s possession or control, and
(viii)                        the Prosecution History Files in Seller’s possession.

(d)                                 Common Interest Agreement.  Seller will deliver any Initial Deliverables to be delivered by Seller under paragraph (c) above to Purchaser’s legal counsel, together with two (2) executed originals of the Common Interest Agreement.

(e)                              Thorough Search/Declaration.  If originals of the Initial Deliverables are not available and delivered to Purchaser prior to Closing, Seller will cause (i) such originals of the Initial Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such originals are located and (ii) an appropriate executive officer of Seller to deliver to Purchaser a declaration, executed by such officer under penalty of perjury, detailing Seller’s efforts to locate such unavailable original documents and details regarding how delivered copies were obtained.

Capitalized terms used in this Exhibit D are defined in the Patent Purchase Agreement to which this Exhibit D is attached.

Exhibit E

COMMON INTEREST AGREEMENT

THIS COMMON INTEREST AGREEMENT (“Agreement”) is entered into between the undersigned legal counsel (“Counsel”), for themselves and on behalf of the parties they represent (as indicated below).

1.                    Background.

1.1                 , a              limited liability company (“Purchaser”) and Embedded Technologies, LLC, a Delaware company (“Seller”) (Purchaser and Seller are sometimes hereafter referred to herein as a “party” or the “parties”), have entered into an agreement under which Purchaser will acquire all rights in certain patent applications filed or to be filed throughout the world and including all rights of Seller in certain related patents and patent applications that are believed to have lapsed or gone abandoned (all collectively the “Patent Matters”).

1.2               The parties have a common interest in the Patent Matters and have agreed to treat their communications and those of their Counsel relating to the Patent Matters as protected by the common interest privilege.  Furtherance of the Patent Matters requires the exchange of certain proprietary documents and information, the joint development of legal strategies and the exchange of attorney work product developed by the parties and their respective Counsel hereafter.

2.                    Common Interest.

2.1               The parties have a common, joint and mutual legal interest in cooperating with each other, to the extent permitted by law, to share such information protected by the attorney-client privilege and by the work product doctrine with respect to the Patent Matters.  Any counsel or consultant retained by a party or their Counsel to assist in the Patent Matters shall be bound by, and entitled to the benefits of, this Agreement.

2.2               In order to further their common interest, the parties and their Counsel shall exchange privileged and work product information, orally and in writing, including, without limitation, factual analyses, mental impressions, legal memoranda, source materials, draft legal documents, prosecution history files and other information (hereinafter “Common Interest Materials”).  The sole purpose for the exchange of the Common Interest Materials is to support the parties’ common interest with respect to the prosecution and enforcement of the Patent Matters.  Any Common Interest Materials exchanged shall continue to be protected under all applicable privileges and no such exchange shall constitute a waiver of any applicable privilege or protection.

3.                    Nondisclosure.

3.1               The parties and their Counsel shall use the Common Interest Materials solely in connection with the Patent Matters and shall take appropriate steps to protect the privileged and confidential nature of the Common Interest Materials.  Neither party nor their respective Counsel shall produce privileged documents or information unless or until directed to do so by a final order of a court of competent jurisdiction, or upon the prior written consent of the other party.  No privilege or objection shall be waived by a party hereunder without the prior written consent of the other party. The obligations under this paragraph will not apply either to Purchaser after closing of the acquisition of the Patent Matters or to Seller with respect to any dispute with Purchaser related to such potential acquisition.

3.2               Except as herein provided, in the event that either party or their Counsel is requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceedings (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Common Interest Materials, the party or their Counsel shall immediately inform the other party and their Counsel and shall assert all applicable privileges, including, without limitation, the common interest doctrine, the joint prosecution privilege.

4.                    Relationship; Additions; Termination.

4.1               This Agreement does not create any agency or similar relationship among the parties.  Through the Closing (as defined in the Patent Purchase Agreement executed by Purchaser and Seller), neither party nor their respective Counsel has the authority to waive any applicable privilege or doctrine on behalf of any other party.

4.2               Nothing in this Agreement affects the separate and independent representation of each party by its respective Counsel or creates an attorney client relationship between the Counsel for a party and the other party to this Agreement.

4.3               This Agreement shall continue until terminated upon the written request of either party.  Upon termination, each party and their respective Counsel shall return any Common Interest Materials furnished by the other party.  Notwithstanding termination, this Agreement shall continue to protect all Common Interest Materials disclosed prior to termination.  Sections 3 and 5 shall survive termination of this Agreement.

5.                    General Terms.

5.1               This Agreement is governed by the laws of the State of Delaware, without regard to any choice of law principles to the contrary.  In the event any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, the remaining terms shall remain in effect.  Failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

5.2               The parties agree that a breach of this Agreement would result in irreparable injury, that money damages would not be a sufficient remedy and that the non-breaching party shall be entitled to equitable relief, including injunctive relief, as a non-exclusive remedy for any such breach.

5.3               Notices given under this Agreement shall be given in writing and delivered by messenger or overnight delivery service or facsimile to a party and their respective Counsel at their last known address, and shall be deemed to have been given on the day received.

5.4               This Agreement is effective and binding upon each party as of the date it is signed by or on behalf of a party and may be amended only by a writing signed by or on behalf of each party.  This Agreement may be executed in counterparts.  Any signature reproduced or transmitted via email of a .pdf file, photocopy, facsimile or other process of complete and accurate reproduction and transmission shall be considered an original for purposes of this Agreement.

This Agreement is being executed by each of the undersigned Counsel with the fully informed authority and consent of the respective party it represents.

Counsel for	Counsel for Embedded Technologies, LLC

By:	By:
Date:	Date:

Exhibit F

PRE-BANKRUPTCY AGREEMENTS

1 - Ceridian License Agreement

2 - Amendment 1 to Ceridian License Agreement

3 - Amendment 2 to Ceridian License Agreement

4 - Amendment 3 to Ceridian License Agreement

5 - Amendment 4 to Ceridian License Agreement

Exhibit G

TERMINATION AND RELEASE OF SECURITY INTEREST

This TERMINATION AND RELEASE OF SECURITY INTEREST (“Termination and Release”) is made May       , 2010 by and among HERCULES TECHNOLOGY GROWTH CAPITAL, INC., (“Lender”), a Maryland corporation with a place of business at 400 Hamilton Ave, Suite 310, Palo Alto, CA 94301, and INFOLOGIX, INC., a Delaware corporation (“InfoLogix”), INFOLOGIX SYSTEMS CORPORATION, a Delaware corporation (formerly known as Info Logix, Inc., a Delaware corporation) (“ISC”), INFOLOGIX-DDMS, INC., a Delaware corporation (“DDMS”), OPT ACQUISITION LLC, a Delaware limited liability company (“Opt”), and EMBEDDED TECHNOLOGIES, LLC, a Delaware limited liability company (“Embedded”) (together with InfoLogix, ISC, DDMS, and OPT collectively referred to herein as “Borrower”).

WITNESSETH:

WHEREAS, Borrower and Lender entered a Loan and Security Agreement dated May 1, 2008, an Amended and Restated Loan and Security Agreement dated November 20, 2009, as Amended by that certain Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of February 19, 2010, and that certain Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of April 6, 2010, and the Amendment No. 3 to Amended and Restated Loan and Security Agreement executed on even date herewith (as may be amended, restated, or otherwise modified, the “Loan Agreement”), pursuant to which Lender has agreed to extend and make available to Borrower certain advances of money;

WHEREAS pursuant said Loan and Security Agreement and said Amendments No. 1 and 2, Borrower granted to Lender a security interest in certain intellectual property including US Patent 6,121,960, granted September 19, 2000 on application SN 08/919527, filed August 28, 1997, and South Korea Patent 10-0627378, granted September 15, 2006 on application No. KR 10-1999-7001648, filed August 28, 1997, as well as other intellectual property as provided therein, which grant of a security interest was recorded May 5, 2008 at Reel 020897/0325 of the US Patent Office records.

WHEREAS, Borrower has proposed for valuable consideration to sell US Patent 6,121,960 and KR Patent 10-0627378 to [Name of Purchaser Entity], free and clear of any security interest of Lender, and Lender has consented to such sale and has agreed to release Lender’s security interest in US Patent 6,121,960 and KR Patent 10-0627378 such that said sale can proceed.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, HERCULES TECHNOLOGY GROWTH CAPITAL, INC., agrees and does hereby terminate, release and discharge its security interest in and lien on US Patent 6,121,960 and KR Patent 10-0627378, including (i) all reissues, reexaminations, renewals and extensions thereof; (ii) all rights corresponding thereto throughout the world; (iii) all causes of action related thereto, whether presently existing or hereafter arising; and (iv) all hereafter collected proceeds thereof (such as, by way of example, license royalties and proceeds for actions for infringements), other than amounts received by Borrower in consideration of said sale, without representation, warranty, or recourse of any kind or nature, while retaining in full force its security interest in all other properties secured by the Loan and Security Agreement and said Amendments Nos. 1 and 2.

IN WITNESS WHEREOF, the parties have executed this Termination and Release by their duly authorized officers as of the date first above written, intending to be legally bound and intending that this instrument be recorded.

BORROWER:

INFOLOGIX, INC.

By:
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:
David T. Gulian, President

OPT ACQUISITION LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:
David T. Gulian, President

LENDER:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
a Maryland corporation

By:
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel